Exhibit 99.1

The Joint Corp. Reports 2014 Fourth Quarter and Full Year Financial Results

SCOTTSDALE, Ariz., March 19, 2015 – The Joint Corp. (NASDAQ: JYNT), a national healthcare operator and franchisor of chiropractic clinics, today reported financial results for the fourth quarter and full year ended December 31, 2014.

Fourth Quarter and Full Year Results Highlights

•	Fourth quarter revenues increased 24.4% to $2.1 million.
•	Full year revenues increased 19.4% to $7.1 million
•	The number of clinics in operation increased to 246 at December 31, 2014, an increase of 16 clinics from September 30, 2014, and 71 clinics from December 31, 2013
•	Subsequent to year-end 2014, the Company began operating 11 corporate owned clinics by repurchasing franchises in California and Arizona

“The Joint Corp. made excellent progress in the fourth quarter and full year 2014 in terms of revenue growth, clinic openings, and organizational development that will set the stage for continued strong growth,” remarked John Richards, chief executive officer of The Joint Corp. “We opened 16 clinics nationally during the fourth quarter and 71 for all of 2014, bringing the total number of clinics open at year end to 246. We are committed to building a national provider of chiropractic clinics through the accelerated development and acquisition of company owned clinics in concentrated clusters. To that end, since the beginning of 2015, we began operating 11 corporate owned clinics through repurchases of franchises and acquisitions in California and Arizona.”

Mr. Richards continued, “Our operations team is in place to manage our expected growth, including senior operational management personnel and our real estate investment team. And we are refocusing and upgrading our existing franchise base to improve operational and financial performance.”

Fourth Quarter 2014 Financial Results

Revenues increased 24.4% in the fourth quarter of 2014 to $2.1 million from $1.7 million in the fourth quarter the previous year as the number of clinics increased by 71, or 41%, to 246 at December 31, 2014, compared to the same period a year ago. Revenue growth was partially offset by a reduction in initial franchise fees as the result of three fewer clinics being opened during the fourth quarter of 2014 compared to the fourth quarter of 2013.

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Total cost of revenues in the fourth quarter of 2014 increased 12.3% due primarily to higher royalties paid in regional developer territories as the number of units opened and the overall unit performance increased over the prior year. Total cost of revenues as a percentage of sales was 28.0% in the fourth quarter of 2014, compared to 31.0% in the fourth quarter last year.

Selling and marketing expenses increased to $464,060 in the fourth quarter of 2014 compared to $178,301 in the fourth quarter of 2013 due to the development of a national marketing program as well as marketing and travel related to our initial public offering (IPO).

Depreciation and amortization expenses increased for the fourth quarter of 2014, compared to the same period last year, due to the addition of fixed assets associated with relocation and expansion of our corporate office, related tenant improvement expenses, software enhancements and website development expenses.

General and administrative expenses increased to $1.88 million in the fourth quarter of 2014, compared to $800,022 in the fourth quarter of 2013, due to an increase in the number of employees to support our growth initiatives, and an increase in professional fees due largely to our becoming a public company.

Operating loss in the fourth quarter of 2014 was $(936,515), compared to operating income of $141,370 in the fourth quarter of 2013. Net loss in the fourth quarter of 2014 was $(2.6) million, or $(0.35) per share, compared to a net loss of $(263) or $(0.00) per share in the same quarter last year. Net loss for the fourth quarter of 2014 includes a non-cash charge of $(2.1) million to establish a valuation allowance for the company’s deferred tax assets.

Full Year 2014 Financial Results

Revenues increased 19.4% in 2014 to $7.16 million from $5.96 million in 2013, due to the greater number of clinics open at December 31, 2014, compared to the same period a year ago. Revenue growth was partially offset by a reduction in initial franchise fees as the result of 20 fewer clinics being opened during 2014 compared to 2013.

Total cost of revenues in 2014 increased 12.0% due primarily to higher royalties paid in regional developer territories as the number of units opened and the overall unit performance increased over the prior year. Total cost of revenues as a percentage of total revenues was 31.6% in 2014 compared to 33.7% last year.

Selling and marketing expenses increased to $1.19 million in 2014, compared to $781,256 in 2013, due to the development of a national marketing program as well as marketing and IPO related travel.

Depreciation and amortization expenses increased for 2014 as compared to 2013, due to addition of fixed assets associated with relocation and expansion of our corporate office, related tenant improvement expenses, software enhancements and website development expenses.

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General and administrative expenses increased to $5.10 million in 2014, compared to $2.66 million in 2013, due to an increase in the number of employees to support our growth initiatives, and to an increase in professional fees due largely to our becoming a public company.

Net loss for 2014 was $(3.0) million, or $(0.56) per share, compared to net income of $155,635, or $0.02 per diluted share in 2013. Net loss for 2014 includes a non-cash charge of $(2.1) million to establish a valuation allowance for the company’s deferred tax assets.

As of December 31, 2014, cash and cash equivalents were $20.80 million, compared to $3.52 million at December 31, 2013. During November 2014 we completed an initial public offering of our common stock, issuing 3,450,000 common shares at $6.50 per share for net proceeds of approximately $20.00 million.

2015 Financial Guidance

The Joint Corp. is providing guidance for full year 2015 as indicated below:

•	Total revenues in the range of $14 million to $15 million.

▪	Adjusted EBITDA loss in the range of $(7.1) million to $(7.5) million.

▪	Net new clinic openings in the range of 65 to 75, including 38 to 42 corporate owned clinics and 45 to 55 franchised clinics.

Conference Call

The Joint Corp. management will host a conference call at 5:00 p.m. EDT on Thursday, March 19, 2015 to discuss results for the 2014 fourth quarter and full year. The conference call will be accessible by dialing 844-464-3931 (U.S.) or 765-507-2604 (international), and referencing 88659783. A live webcast of the conference call will also be available on the investor relations section of the company’s website at www.thejoint.com.

An audio replay will be available two hours after the conclusion of the call through March 26, 2015. The replay can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 88659783.

Non-GAAP Financial Information

This earnings release includes a presentation of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, and management believes they provide a more transparent view of the Company’s underlying operating performance and operating trends. Reconciliations of net loss to EBITDA and Adjusted EBITDA are presented within the tables below. The company defines adjusted EBITDA as EBITDA before acquisition-related expenses, as well as stock-based compensation expense. The company defines EBITDA as net income (loss) before net interest, taxes, depreciation and amortization expense.

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EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are frequently used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the Company’s financial statements filed with the SEC.

Forward-Looking Statements

This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, our failure to develop or acquire corporate clinics as rapidly as we intend, our failure to profitably operate corporate clinics, and the factors described in “Risk Factors” in The Joint Corps.’ Registration Statement on Form S-1. Words such as "anticipates", "believes", "continues", "estimates", "expects", "goal", "objectives", "intends", "may", "opportunity", "plans", "potential", "near-term", "long-term", "projections", "assumptions", "projects", "guidance", "forecasts", "outlook", "target", "trends", "should", "could", "would", "will" and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

About The Joint Corp.

Based in Scottsdale, Ariz., The Joint…the chiropractic place® is reinventing chiropractic care by making quality alternative healthcare affordable for patients seeking pain relief and ongoing wellness. Our membership plans and packages eliminate the need for insurance, and our no-appointment policy, convenient hours and locations make care more accessible. The Joint performs more than two million spinal adjustments a year across 246 clinics nationwide. For more information, visit www.thejoint.com, follow us on Twitter @thejointchiro and find us on Facebook, YouTube and LinkedIn.

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THE JOINT CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(audited)

	December 31,
	2014	2013

Cash and cash equivalents	$20,796,783	$3,516,750
Property and equipment	1,134,452	400,267
Deferred franchise costs	3,243,150	3,222,750
Goodwill and intangible assets	830,204	-
Other assets	2,554,439	2,628,668
Total assets	28,559,028	9,768,435
Deferred revenue	9,960,418	10,008,334
Other liabilities	2,971,257	980,962
Total liabilities	12,931,675	10,989,296
Stockholders' equity (deficit)	15,627,353	(1,220,861)

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THE JOINT CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(audited)	(audited)

Total revenues	$2,055,396	$1,652,481	$7,116,662	$5,958,067
Cost of revenues	(575,883)	(512,715)	(2,246,439)	(2,006,196)
Selling and marketing expenses	(464,060)	(178,301)	(1,188,016)	(781,256)
Depreciation and amortization	(68,417)	(20,073)	(210,123)	(70,725)
General and administrative expenses	(1,883,551)	(800,022)	(5,098,793)	(2,660,101)
Income (loss) from operations	(936,515)	141,370	(1,626,709)	439,789
Other expense	(5,676)	(5,000)	(64,075)	(32,000)
Income (loss) before income tax provision	(942,191)	136,370	(1,690,784)	407,789
Income tax provision	(1,625,010)	(136,633)	(1,340,436)	(252,154)
Net income (loss)	$(2,567,201)	$(263)	$(3,031,220)	$155,635

Basic earnings (loss) per share	(0.35)	(0.00)	(0.56)	0.03
Diluted earnings (loss) per share	(0.35)	(0.00)	(0.56)	0.02

Weighted average common shares outstanding - basic	7,326,941	5,165,870	5,451,851	5,313,665
Weighted average common shares outstanding - diluted	7,326,941	5,165,870	5,451,851	6,670,397

Non-GAAP Financial Data:
Net income (loss)	(2,567,201)	(263)	(3,031,220)	155,635
Interest expense	-	-	-	-
Depreciation and amoritzation expense	68,417	20,073	210,123	70,725
Tax expense (benefit)	1,625,010	136,633	1,340,436	252,154
EBITDA	(873,774)	156,443	(1,480,661)	478,514
Stock compensation	61,007	-	101,830	-
Adjusted EBITDA	$(812,767)	$156,443	$(1,378,831)	$478,514

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THE JOINT CORP. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended
	December 31,
	2014	2013
Cash flows from operating activities:
Net (loss) income	$(3,031,220)	$155,635
Adjustments to reconcile net (loss) income to net cash	2,182,962	(487,126)
Changes in operating assets and liabilties	410,813	753,708
Net cash (used in) provided by operating activities	(437,445)	422,217
Net cash used in investing activities	(2,060,126)	(231,059)
Net cash provided by (used in) financing activities	19,777,604	(240,000)
Net (decrease) increase in cash	$17,280,033	$(48,842)

Investor Contact:

Peter Vozzo

peter.vozzo@westwicke.com

443-213-0505

Media Contact:

Marcia Rhodes

mrhodes@acmarketingpr.com

480-664-8412, ext. 15

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